Exhibit 99.1

NEWS COPY	INFORMATION CONTACT:
Kelly Wetzler
FOR IMMEDIATE RELEASE	(314) 746-2217

VIASYSTEMS ANNOUNCES SECOND QUARTER 2012 RESULTS

ST. LOUIS, August 8, 2012 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced results for the second quarter ended June 30, 2012.

Highlights

•	Viasystems completed its acquisition of DDi Corp. (“DDi”) at the close of business on May 31, 2012.

•	Net sales were $296.9 million in the quarter ended June 30, 2012, a year-over-year increase of 9.6%, and a sequential increase over the immediately preceding quarter of 13.3%.

•

Giving pro forma effect to the acquisition of DDi, combined net sales were $341.0 million in the quarter ended June 30, 2012. Pro forma growth of net sales was 1.2% year-over-year and 3.0% sequentially.

•

Operating income in the quarter ended June 30, 2012 was $8.7 million, or 2.9% of net sales, and operating income includes special charges for i) $8.2 million of costs incurred directly in connection with the acquisition of DDi, ii) $3.9 million of costs related to purchase accounting, and iii) $1.8 million of restructuring costs in connection with the previously announced closures of two factories in China. Excluding the effects of the special charges, operating income would have been $22.6 million, or 7.6% of net sales.

•

Adjusted EBITDA in the quarter ended June 30, 2012 was $44.7 million or 15.0% of net sales, compared with $34.3 million or 12.7% of net sales in the quarter ended June 30, 2011, and compared with $33.1 million or 12.6% of net sales in the immediately preceding quarter ended March 31, 2012.

•	U.S. GAAP loss per basic and diluted share was $(1.67) for the quarter ended June 30, 2012, on approximately 20 million average shares outstanding.

•

Adjusted EPS was $0.75 for the quarter, excluding certain non-cash and special income and expense items. Adjusted EPS for the quarters ended June 30, 2011 and March 31, 2012, was $0.31 and $0.32, respectively.

“Our second quarter of 2012 may be defined by two significant events that were accretive to our results, the acquisition of DDi and the refinancing of our senior secured notes,” stated David M. Sindelar, Chief Executive Officer of Viasystems. “We reduced our borrowing rate on our senior secured notes from 12% to 7.875%. In addition, the combination should provide us with $10 million of cost savings on an annualized basis. As a result, the DDi transaction was not only a strong strategic fit, further diversifying our revenue base and providing meaningful cross-selling opportunities, but this transaction, combined with the refinancing will be significantly accretive to our operating results on a go forward basis. As importantly, if you look beyond the effects of those two transactions, you will see that our team delivered a solid quarter operationally.”

“One benefit of the slowing of growth across the globe is that the costs of materials and components have remained stable,” noted Sindelar, “and we have so far experienced very little of the energy rationing that was expected to begin early this summer in China. However, we have begun to experience the anticipated increases in the Chinese labor costs.”

“In a notable turn of events during the second quarter, we gained some momentum in demand for our telecommunications products following several quarters of lackluster order patterns in that end market,” continued Sindelar. “Unfortunately, Viasystems is not immune to the overall global softening of demand for electronic components, as we have seen orders flatten or modestly decline across all of our other end markets, and we are feeling more pricing pressures. Taken together, these trends cause us to temper our expectations for sales growth during the second half of the year. In order to provide our investors with some additional clarity on what to expect in our third quarter, given the DDi transaction, we will deviate from our traditional policies and offer revenue guidance of $325 million to $335 million.”

Financial Results

The company reported net sales of $296.9 million for the three months ended June 30, 2012. Year-over-year and sequential increases of 9.6% and 13.3%, respectively, were primarily the result of the company’s acquisition of DDi on May 31, 2012.

Cost of goods sold (excluding items shown separately in the income statement) as a percent of net sales improved to 79.3% for the quarter ended June 30, 2012, compared to 81.1% in the corresponding quarter a year ago, and compared to 80.5% in the immediately preceding quarter ended March 31, 2012. As required by U.S. general accepted accounting principles, inventories purchased in connection with the acquisition of DDi were recorded at market value rather than at manufactured cost, a difference of approximately $3.9 million. Had the manufactured cost value been assigned to the acquired inventories, cost of goods sold as a percentage of net sales in the quarter ended June 30, 2012 would have improved to 78.0%.

Operating income was $8.7 million or 2.9% of net sales in the three months ended June 30, 2012, compared with $15.1 million or 5.6% of net sales for the second quarter of 2011, and compared with $5.2 million or 2.0% of net sales for the three months ended March 31, 2012. Included in operating costs during the quarter ended June 30, 2012 were i) approximately $3.9 million of costs of goods sold related to the purchase accounting write-up of acquired DDi inventories, ii) approximately $8.2 million of professional fees, other expenses and restructuring costs related directly to the acquisition of DDi, and iii) approximately $1.8 million of restructuring costs related to the previously announced closures of two factories in China. Excluding such costs, operating income for the quarter ended June 30, 2012 would have been approximately $22.6 million, or 7.6% of net sales.

Adjusted EBITDA, on a non-GAAP basis, was $44.7 million or 15.0% of net sales for the three months ended June 30, 2012, compared with $34.3 million or 12.7% of net sales for the second quarter of 2011, and compared with $33.1 million or 12.6% of net sales for the three months ended March 31, 2012. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.

For the three months ended June 30, 2012, net loss was $(33.0) million, of which $(33.3) million was attributable to common stockholders, and resulted in $(1.67) of loss per basic and diluted share. Adjusted EPS, on a non-GAAP basis, for the three months ended June 30, 2012 was $0.75. A reconciliation of GAAP diluted earnings per share to Adjusted EPS is provided at the end of this news release.

Segment Information

Net sales and operating income in the company’s Printed Circuit Boards segment for the second quarter of 2012 were $240.4 million and $15.1 million, respectively, compared with Printed Circuit Boards segment net sales and operating income of $215.2 million and $12.4 million, respectively, for the second quarter of 2011 and compared with Printed Circuit Boards segment net sales and operating income of $213.1 million and $7.0 million, respectively, for the quarter ended March 31, 2012. Included in the reported expenses of the Printed Circuit Boards segment in the quarter ended June 30, 2012 are i) approximately $3.9 million of costs of goods sold related to the purchase accounting write-up of acquired DDi inventories, ii) approximately $0.2 million of restructuring costs related to the DDi transaction, and iii) approximately $1.8 million of restructuring costs related to the previously announced closure of the company’s Huizhou, China printed circuit board manufacturing facility. Excluding such costs, operating income in the Printed Circuit Boards segment for the quarter ended June 30, 2012 would have been approximately $21.0 million.

Net sales and operating income in the company’s Assembly segment for the second quarter of 2012 were $56.5 million and $1.6 million, respectively, compared with Assembly segment net sales and operating income of $55.6 million and $2.9 million, respectively, for the second quarter of 2011 and compared with Assembly segment net sales and operating loss of $49.0 million and $(0.8) million, respectively, for the quarter ended March 31, 2012. Compared to the second quarter of 2011, Assembly segment net sales increased in the industrial & instrumentation and automotive end markets, but declined in the telecommunications and the computer and datacommunications end markets. Compared to the immediately preceding three months ended March 31, 2012, increased Assembly segment net sales to customers in the industrial & instrumentation and automotive end markets were partly offset by a decrease in the computer and datacommunications end market.

Pro Forma Information

The pro forma combined net sales of Viasystems and DDi for the quarter ended June 30, 2012 were approximately $341.0 million, including approximately $44.1 million of net sales by DDi Corp. prior to the acquisition. The pro forma combined net sales increased by 1.2% compared to combined net sales in the same quarter a year ago, and increased by 3.0% compared to the immediately preceding quarter ended March 31, 2012. Year-over-year, increased pro forma net sales into automotive, industrial & instrumentation, and computer and datacommunications end markets were nearly offset by decreases in pro forma net sales to customers in the telecommunications, and military and aerospace end markets. Sequentially, pro forma net sales increased into industrial & instrumentation and telecommunications end markets, partially offset by decreased net sales to customers in the automotive, computer and datacommunications, and military and aerospace end markets.

The pro forma combined net sales of printed circuit board products by the company’s Printed Circuit Boards segment and DDi for the quarter ended June 30, 2012 were approximately $284.5 million, including approximately $44.1 million of net sales by DDi Corp. prior to the acquisition on May 31. The pro forma combined net sales of printed circuit board products increased by 1.1% compared to combined net sales of printed circuit board products in the same quarter a year ago, and increased by 0.9% compared to the immediately preceding quarter ended March 31, 2012. Year-over-year, increased pro forma net sales of printed circuit board products into automotive, and computer and datacommunications end markets were nearly offset by decreases in pro forma net sales to customers in the industrial & instrumentation, telecommunications, and military and aerospace end markets. Sequentially, pro forma net sales of printed circuit board products increased into industrial & instrumentation and telecommunications end markets, partially offset by decreased net sales to customers in the automotive, computer and datacommunications, and military and aerospace end markets.

Cash and Working Capital

Cash and cash equivalents at June 30, 2012 were $85.1 million, compared with $71.3 million at December 31, 2011. Cash provided by operating activities during the six months ended June 30, 2012 was $32.2 million, of which $21.9 million was provided during the second quarter. After adjusting for the effects of working capital acquired in the acquisition of DDi, the company’s cash cycle metric of 33.8 days at June 30, 2012 was slightly above the average for that metric during the year ended December 31, 2011, primarily related to a reduction of accounts payable days.

During the six months ended June 30, 2012, the company paid a net $253.5 million in cash to acquire all the outstanding shares of DDi Corp., and paid $10.1 million to acquire the remaining noncontrolling interest in the company’s previous joint venture in Huizhou, China.

Capital expenditures during the six months ended June 30, 2012 were $52.5 million, of which $30.1 million was spent during the second quarter, including approximately $1.3 million of capital expenditures made at the facilities acquired from DDi. During the quarter ended June 30, 2012, approximately $17.1 million of capital expenditures were incurred in connection with capacity expansion, relocation of facilities and other special projects.

On April 30, 2012, a wholly-owned subsidiary of the company completed the private sale of $550.0 million principal amount of 7.875% senior secured notes due 2019 (“2019 Notes”). Proceeds of the 2019 Notes were applied i) to redeem, on May 30, 2012, all of the company’s then-outstanding $220.0 million principal amount of 12.0% senior secured notes due 2015 (“2015 Notes”), together with early termination premiums and accrued interest thereon, ii) to fund, on May 31, 2012, the acquisition of DDi Corp., together with related fees and expenses, and iii) to fund fees and expenses of the offering of the 2019 Notes. Interest on the 2019 Notes will be payable semi-annually in May and November, beginning November 2012.

Use of Non-GAAP Financial Measures

In addition to the condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS”.

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors, lenders and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the company’s ability to service debt, and management considers it an appropriate measure to use because of the company’s leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from EBITDA certain items that the company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, loss on early extinguishment of debt, stock compensation, costs associated with acquisitions and equity registrations, and other, net.

Adjusted EPS is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the company’s financial performance, and might not be consistent with measures used by other companies. The company’s management believes this supplemental measure is useful in understanding underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the company.

Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the company’s consolidated results of operations, such as costs associated with acquisitions and equity registrations, restructuring and impairment charges, certain interest and other expenses, and certain adjustments to net income to arrive at net income available to common stockholders. As a result, Adjusted EPS differs materially from the earnings per share calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

Investor Conference Call

Viasystems will broadcast live via internet an investor conference call at 11:00 a.m. Eastern Time today, August 8, 2012. The live listen-only audio of the conference call will be available at http://investor.viasystems.com. The live conference call will be available by telephone for professional investors and analysts by dialing 877-640-9867 (toll-free) or 914-495-8546.

A telephonic replay of the conference call will be available for one week at 855-859-2056 or 404-537-3406. Replay listeners should enter the conference ID 14038874. The webcast replay will be available at http://investor.viasystems.com for an indefinite period.

Forward Looking Statements

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; the ability of Viasystems to successfully integrate DDi’s operations, product lines and technology and to realize additional opportunities for growth; any actions taken by the company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the SEC on February 15, 2012, Item 1A. Risk Factors,” in the Quarterly Report on Form 10-Q filed by Viasystems with the SEC on May 9, 2012 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes and busbars. Viasystems’ approximately 15,600 employees around the world serve over 1,000 customers in the automotive, telecommunications, industrial & instrumentation, computer and datacommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

( dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011
Net sales	$296,861	$262,089	$270,744
Operating expenses:
Cost of goods sold, exclusive of items shown separately	235,556	211,057	219,574
Selling, general and administrative	31,228	21,492	19,268
Depreciation	18,579	17,006	16,332
Amortization	802	388	430
Restructuring and impairment	1,958	6,987	—

Operating income	8,738	5,159	15,140
Other expense (income):
Interest expense, net	12,144	7,352	7,225
Amortization of deferred financing costs	766	504	504
Loss on early extinguishment of debt	24,234	—	—
Other, net	(710)	224	532

(Loss) income before income taxes	(27,696)	(2,921)	6,879
Income taxes	5,342	2,216	3,311

Net (loss) income	$(33,038)	$(5,137)	$3,568

Less:
Net income (loss) attributable to noncontrolling interest	271	(495)	385

Net (loss) income attributable to common stockholders	$(33,309)	$(4,642)	$3,183

Basic (loss) earnings per share	$(1.67)	$(0.23)	$0.16

Diluted (loss) earnings per share	$(1.67)	$(0.23)	$0.16

Basic weighted average shares outstanding	19,990,628	19,984,414	19,980,153

Diluted weighted average shares outstanding	19,990,628	19,984,414	20,135,530

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and

Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

( dollars in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$85,092	$71,281
Restricted cash	6,830	—
Accounts receivable, net	222,604	196,065
Inventories	135,939	116,457
Prepaid expenses and other	40,946	34,280

Total current assets	491,411	418,083
Property, plant and equipment, net	418,802	307,290
Goodwill and other noncurrent assets	278,177	113,876

Total assets	$1,188,390	$839,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$12,213	$10,054
Accounts payable	211,403	195,908
Accrued and other liabilities	103,107	75,388

Total current liabilities	326,723	281,350
Long-term debt, less current maturities	564,051	216,716
Other non-current liabilities	50,228	48,111

Total liabilities	941,002	546,177

Total stockholders’ equity	247,388	293,072

Total liabilities and stockholders’ equity	$1,188,390	$839,249

This information is intended to be reviewed in conjunctions with the company’s filings with the Securities and

Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

( dollars in thousands)

(unaudited)

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Net cash provided by operating activities	$32,152	$17,675

Cash flows from investing activities:
Acquisition of DDi, net of cash acquired	(253,464)	—
Capital expenditures	(52,490)	(49,808)
Acquisition of remaining interest in joint venture	(10,106)	—
Proceeds from disposals of property	102	104

Net cash used in investing activities	(315,958)	(49,704)

Cash flows from financing activities:
Proceeds from 7.875% Senior Secured Notes	550,000	—
Repayment of 12.0% Senior Secured Notes	(236,295)	—
Financing and other fees	(16,006)	—
Repayments of mortgages and credit facilities, net of borrowings	(82)	—
Repayments of capital lease obligations	—	(154)
Distributions to noncontrolling interest	—	(229)

Net cash provided by (used in) financing activities	297,617	(383)

Net change in cash and cash equivalents	13,811	(32,412)
Beginning cash	71,281	103,599

Ending cash	$85,092	$71,187

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and

Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

AS ADJUSTED FOR EFFECTS OF ACQUISITION AND REFINANCING

( dollars in thousands)

(Unaudited)

	Three Months Ended June 30, 2012
	As Reported	Special Items				Non-GAAP Adjusted
Net sales	$296,861	$				$296,861
Operating expenses:
Cost of goods sold, exclusive of items shown separately	235,556		(3,947)	(a	)	231,609
Selling, general and administrative	31,228		(7,978)	(b	)	23,250
Depreciation	18,579					18,579
Amortization	802					802
Restructuring and impairment	1,958		(199)	(c	)	1,759

Operating income	8,738					20,862
Other expense (income):
Interest expense, net	12,144		(4,302)	(d	)	7,842
Amortization of deferred financing costs	766		(206)	(e	)	560
Loss on early extinguishment of debt	24,234		(24,234)	(f	)	—
Other, net	(710)					(710)

(Loss) income before income taxes	(27,696)					13,170
Income taxes	5,342		(3,700)	(g	)	1,642

Net (loss) income	$(33,038)					$11,528

(a)	Represents the excess of i) the fair value of inventories purchased in connection with the acquisition of DDi, over ii) the manufactured cost of inventories purchased in connection with the acquisition of DDi.
(b)	Represents fees and expenses related to the acquisition of DDi.
(c)	Represents costs of severance for employees made redundant following the acquisition of DDi.
(d)	Represents i) approximately $2,200 cash interest expense and approximately $133 non-cash interest expense on the 12.0% 2015 Notes incurred during the “call period” between the April 30, 2012 issuance date of the 7.875% 2019 Notes and the May 30, 2012 final termination date of the 12.0% 2015 Notes, plus ii) approximately $1,969 cash interest expense on the 7.875% 2019 Notes between the April 30, 2012 issuance of the 2019 Notes and the May 31, 2012 acquisition date of DDi.
(e)	Represents i) approximately $116 amortization expense on the 12.0% 2015 Notes incurred during the “call period” between the April 30, 2012 issuance date of the 7.875% 2019 Notes and the May 30, 2012 final termination date of the 12.0% 2015 Notes, plus ii) approximately $90 amortization expense on the 7.875% 2019 Notes between the April 30, 2012 issuance of the 2019 Notes and the May 31, 2012 acquisition date of DDi.
(f)	Represents cash and non-cash costs incurred in connection with the early termination of the 12.0% 2015 Notes on May 30, 2012.
(g)	Represents income tax expense charged in the quarter ended June 30, 2012 in connection with uncertain realizability of deferred tax assets.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and

Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

NET SALES AND BALANCE SHEET STATISTICS

(dollars in millions)

(Unaudited)

	Three Months Ended
	June 30, 2012 (a)		March 31, 2012 (a)		June 30, 2011(a)
Net sales by segment
Printed Circuit Boards (a)	$240.4	81%	$213.1	81%	$215.1	79%
Assembly	56.5	19%	49.0	19%	55.6	21%

	$296.9	100%	$262.1	100%	$270.7	100%

(a)	Excludes $44.1, $68.9 and $66.2 net sales by DDi Corp. during the three months ended June 30, 2012, March 31, 2012, June 30, 2011, respectively.

	Percentage of Pro Forma(b) Net Sales			PF(b) Net Sales Increase
	Three Months Ended			Sequential: 2Q12 vs 1Q12	Year/Year: 2Q12 vs 2Q11
	Jun. 30, 2012	Mar. 31, 2012	Jun. 30, 2011
Pro forma(b) net sales by end market
Automotive	30%	32%	30%	(2%)	2%
Industrial & Instrumentation	29%	26%	29%	14%	3%
Computer and Datacommunications	17%	18%	15%	(7%)	13%
Telecommunications	15%	14%	17%	11%	(13%)
Military and Aerospace	9%	10%	9%	(2%)	(1%)

	100%	100%	100%	3%	1%

(b)	Includes the effects of $44.1, $68.9 and $66.2 net sales by DDi Corp. during the three months ended June 30, 2012, March 31, 2012, June 30, 2011, respectively.

	2Q12(c)	1Q12	4Q11	3Q11	2Q11
Working capital metrics
Days’ sales outstanding	58.8	63.4	65.6	63.9	64.0
Inventory turns	8.0	7.5	7.1	7.9	8.6
Days’ payables outstanding	70.0	79.7	85.8	80.0	77.4
Cash cycle (days)	33.8	32.0	30.8	29.4	28.4

(c)	Adjusted for the effects of working capital acquired from DDi Corp.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF OPERATING INCOME

TO ADJUSTED EBITDA

( dollars in millions)

(Unaudited)

	Three Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011
Operating income	$8.7	$5.2	$15.1
Add-back:
Depreciation and amortization	19.4	17.4	16.8
Costs relating to acquisitions and equity registrations	11.9	1.0	0.1
Non-cash stock compensation expense	2.7	2.5	2.3
Restructuring and impairment	2.0	7.0	—

Adjusted EBITDA	$44.7	$33.1	$34.3

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF DILUTED EARNINGS PER SHARE

TO ADJUSTED EARNINGS PER SHARE

( dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	June 30, 2012		March 31, 2012	June 30, 2011
Net (loss) income attributable to common stockholders (GAAP)	$(33,309)		$(4,642)	$3,183
Adjustments:
Non-cash stock compensation expense	2,669		2,521	2,339
Amortization	1,568		892	934
Loss on early extinguishment of debt	24,234		—	—
Costs related to acquisitions and equity registrations	11,925	(a)	1,012	99
Transition period interest	4,169	(b)	—	—
Restructuring and impairment	1,958		6,987	—
Special income tax items	1,716		(683)	(745)
Non-cash interest	266		399	399
Income tax effects of adjustments	(44)		—	2

Adjusted net income attributable to common stockholders	$15,152		$6,486	$6,211

Diluted weighted average shares outstanding	20,252,446		20,172,532	20,135,530

Diluted (loss) earnings per share (GAAP)	$(1.67)		$(0.23)	$0.16

Adjusted EPS	$0.75		$0.32	$0.31

(a)	Includes i) approximately $7,978 fees and expenses related to the acquisition of DDi, plus ii) $3,947 representing the fair value write-up of inventories purchased in connection with the DDi acquisition.
(b)	Represents i) approximately $2,200 cash interest expense on the 12.0% 2015 Notes incurred during the “call period” between the April 30, 2012 issuance date of the 7.875% 2019 Notes and the May 30, 2012 final termination date of the 12.0% 2015 Notes, plus ii) approximately $1,969 cash interest expense on the 7.875% 2019 Notes between the April 30, 2012 issuance of the 2019 Notes and the May 31, 2012 acquisition date of DDi.